Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267796

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 9, 2022)

SHF HOLDINGS, INC.

Primary Offering of

Up to 5,750,000 Shares of Class A Common Stock Underlying Public Warrants

Secondary Offering of

Up to 16,360,000 Shares of Class A Common Stock Underlying Series A Convertible Preferred

Up to 1,022,500 Shares of Class A Common Stock Underlying PIPE Warrants

This Prospectus Supplement No. 1 (this “Supplement”) amends and supplements the Prospectus dated December 9, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-267796).

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2023 and February 7, 2023 (the “Current Reports”), copies of which are included with this Supplement.

The Prospectus relates to the issuance by us of up to an aggregate of 5,750,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of the 5,750,000 warrants sold in our initial public offering (the “Public Warrants”).

The Prospectus also relates to the offer and sale from time to time by the Selling Stockholders identified in the Prospectus of up to 17,382,500 shares of Class A Common Stock, consisting of (i) up to 16,360,000 shares of Class A Common Stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock sold to the Selling Stockholders in a private offering (the “PIPE Offering”), and (ii) up to 1,022,500 shares of Class A Common Stock issuable upon the exercise of warrants to purchase Class A Common Stock (the “PIPE Warrants”), sold to the Selling Stockholders in the PIPE Offering. Both the Public Warrants and the PIPE Warrants are exercisable at $11.50 per share.

As of February 6, 2023, 7,764 shares of Series A Preferred Stock have been converted into shares of Class A Common Stock, resulting in there being 27,027,089 shares of Class A Common Stock issued and outstanding and 12,686 shares of Series A Preferred Stock issued and outstanding. Our Class A Common Stock and our Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SHFS” and “SHFSW,” respectively. On February 6, 2023, the closing price of our Class A Common Stock was $0.98 and the closing price for our Public Warrants was $0. 08.

This Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

See the section titled See “Risk Factors” beginning on page 10 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under the Prospectus and this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Supplement is February 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2023

SHF Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40524	86-2409612
(Commission File Number)	(IRS Employer Identification No.)

5269 W. 62nd Avenue

Arvada, Colorado 80003

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 431-3435

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	SHFS	The Nasdaq Stock Market LLC

Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SHFSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On January 25, 2023, SHF Holdings, Inc. (the “Company”) held a special meeting of its stockholders (the “Special Meeting”) at which stockholders voted on the proposals set forth below, each of which is described in greater detail in the definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 10, 2023.

As of December 16, 2022, the record date for the Special Meeting, there were 23,582,912 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issued and outstanding. At the Special Meeting, stockholders holding an aggregate of 15,217,182 shares of Class A Common Stock, representing 64.5% of the outstanding shares of Class A Common Stock as of the record date, and which constituted a quorum thereof, were present in person or represented by proxy at the Special Meeting, and each of the proposals was approved by the stockholders. Partner Colorado Credit Union and Luminous Capital USA, Inc. voted in accordance with the voting agreements entered into with the Company for each matter submitted to a vote of the stockholders at the Special Meeting. The final results of such stockholder voting on each proposal brought before the Special Meeting are as follows:

Proposal 1 — The Nasdaq Proposal — To approve the issuance of shares of our Class A Common Stock issuable upon the conversion of 20,450 shares of our Series A Preferred Stock, par value $0.0001 per share, held by certain private investors at a conversion price of $1.25 per share of Class A Common Stock, in accordance with Nasdaq Listing Rule 5635(d) (the “Nasdaq Proposal”).

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED	BROKER NON-VOTES
15,204,694	12,224	264	n/a

Proposal 2 — The Adjournment Proposal — To adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Nasdaq Proposal. The Nasdaq Proposal, having received the votes required by applicable law, was declared to be duly adopted by the Company’s stockholders. As such, a vote of the proposal to authorize adjournment of the Special Meeting was unnecessary.

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED	BROKER NON-VOTES
15,204,173	12,419	590	n/a

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHF HOLDINGS, INC.

Date: January 26, 2023	By:	/s/ Donnie Emmi
Donnie Emmi
Chief Legal Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2023

SHF Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40524	90-2409612
(Commission File Number)	(IRS Employer Identification No.)

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 431-3435

5269 W. 62nd Avenue

Arvada, Colorado 80003

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	SHFS	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SHFSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously announced, SHF Holdings, Inc. (the “Company”) entered into an Amended and Restated Securities Purchase Agreement with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors purchased an aggregate of 20,450 shares of the Company’s Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), which shares of Series A Preferred Stock are convertible into shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”).

As of February 6, 2023, 7,764 shares of Series A Preferred Stock have been converted into shares of Class A Common Stock, resulting in there being 27,027,089 shares of Class A Common Stock issued and outstanding and 12,686 shares of Series A Preferred Stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHF HOLDINGS, INC.

Date: February 7, 2023	By:	/s/ Donnie Emmi
Donnie Emmi
Chief Legal Officer